For period ending December 31, 2013
Exhibit 77D
File number 811-06637
Exhibit 77Q1

The Board of Trustees of The UBS Funds approved a name change and investment strategy modifications for the UBS International Equity Fund (the "Fund").

? The Fund's name changed to UBS Global Sustainable Equity Fund to better reflect its underlying investment strategy.
? Under normal market conditions, the Fund invests primarily (at least 65% of its total assets) in companies organized or having their principal place of business outside the United States or doing a substantial amount of business outside the United States. Up to 35% of the Fund's assets may be invested in U.S.
equity securities.
? The Advisor employs both a positive and negative screening process with regard to securities selection for the Fund. The negative screening process excludes securities related to alcohol, tobacco, defense, nuclear, GMO (Genetically Modified Organisms), water bottles, gambling and pornography from the Fund's portfolio. The positive screening process will identify securities of companies that are fundamentally attractive, have superior valuation characteristics and have a positive business model that benefit from sustainability trends. The Advisor focuses on four broad themes with respect to positive screens: energy efficiency, environmental, health care and social improvement related companies.
? the Fund's benchmark changed from the MSCI World ex-US Index to the MSCI World Index.

For period ending December 31, 2013
Exhibit 77D
File number 811-06637
Exhibit 77Q1

The Board of Trustees of The UBS Funds approved a name change and investment strategy modifications for the
UBS Global Frontier Fund (the "Fund".

The Fund's name changed to UBS Asset Growth Fund to better reflect its underlying investment strategy.
.. The Advisor employed an asset allocation strategy that seeks to achieve a return over the long term similar to the MSCI World Free Index (net), but with more stable volatility. As part of the Fund's asset allocation strategy, the Advisor invested the Fund's assets into third party passively-managed exchanged traded funds
(ETFs) to gain exposure to equity, fixed income, and alternative asset class securities, including, but not limited to, indirect real estate securities located within and outside the United States. The Fund's assets are primarily invested in passive index components and derivatives, including but not limited to futures and swaps, but also may invest directly in individual securities.
.. The Fund incorporated a managed volatility feature that seeks to control portfolio volatility to a target of
15% annually. Volatility is a risk measurement that measures the relative rate at which the price of a security moves up and down and is typically determined by calculating the annualized standard deviation of the daily change in price. Commonly, the higher the volatility the greater the risk of the security. While the Advisor will attempt to manage the Fund's volatility, there can be no guarantee that the Fund will achieve its target and the actual volatility may be higher or lower than 15% over any period.
.. The Advisor will adjust the Fund's exposure to markets in response to changes in the volatility of the Fund's investments. The Fund may without limitation allocate assets to cash or short-term money market instruments as well as derivatives in order to reduce exposure to riskier assets during periods of increasing market risk. When volatility declines, the Fund may move assets out of cash and back into riskier assets. As part of its attempt to manage the Fund's volatility exposure, the Advisor may make significant investments in index futures, options, or other derivative instruments designed to achieve both long and short exposure to asset markets. The Fund will employ a maximum exposure target of up to 175% of fund assets.

For period ending December 31, 2013
Exhibit 77D
File number 811-06637
Exhibit 77Q1

At the September 12, 2013 Board Meeting, the Board approved removing the 10% investment limitation in the SAI, respectively, for emerging markets equity and debt investments with respect to the UBS Global Allocation Fund.  This change went effective on October 28, 2013.

The UBS Funds

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